March 24, 2016

Mr. Chris Brooks
2950 N Harwood St, 22nd Floor
Dallas, TX 75201
Dear Chris,

It is with a great deal of pleasure we provide this letter to formalize our invitation for you to join us at JRJR Networks. We believe you will be a great fit with our culture and what we are building here at JRJR Networks. We believe this is a great opportunity for you to begin making an impact immediately. The details of the offer are:

Position:    Chief Financial Officer and Treasurer, JRJR Networks

Reporting To:    John Rochon Jr.

Start Date:	Target Date: March 24, 2016

Salary:	$180,000 annually. Your performance will be evaluated annually in accordance with company policy.

Variable	In addition to your base salary, you will be eligible to receive an annual discretionary

Compensation:
bonus up to 25% of your base salary. Any bonus paid will be at the discretion of the Board of Directors. The bonus will be contingent on the Company’s overall performance and your personal goals being met. Specific individual goals shall be developed within 90 days of your employment. The company reserves the right to amend or withdraw the bonus, at its absolute discretion.

Status:        Full-time; Salary Exempt

Benefits:
You are eligible to participate in our benefit’s program the first day of the month following your date of hire. The full extent of coverage and your options are explained in the Benefits Guide. Some of the highlights are:

•	Stock option Program: You will receive 50,000 stock options at current market value, vested after three years.

•	Continuing Education: The Company will reimburse fees related to your CPA license and continuing professional education associated with your current position.

•
Medical/Dental/Vision/Prescription: Comprehensive coverage for you and your dependents beginning on the first day of the month following your first day of employment. This coverage is voluntary and employee contributions are required.

•	Disability Coverage: Supplemental short-term and long-term disability coverage is available and requires employee contributions.

•	Time Off:

◦	Vacation: Annually, you will be eligible for two weeks (80) hours of vacation. This is based on your hire date and at a rate of 6.66 hours per month. This will be displayed on your first paycheck.

◦
Personal Time: Annually, you are eligible for forty (40) hours of paid personal time off. This is based on your hire date and at a rate of 3.33 hours per month. This will be displayed on your first paycheck.

◦	Holidays: A copy of the 2016 Holiday Schedule will be included with your new hire paperwork.

•
Retirement Savings Plan (401k): JRJR Networks provides a 401(k) Retirement Savings Plan for all eligible employees that are age 21 or older. New hires will be automatically enrolled in the plan at a 5% contribution rate. Employees may choose to make Elective Deferral Contributions of up to 50% of salary or the Internal Revenue Service maximum ($18,000 in 2016) on a before-tax basis by payroll deduction. Also, those 50+ years of age can contribute an additional $6,000 annually.

In the event your employment is terminated – for any reason other than “For Cause”, you will be eligible for severance pay based on the following formula: 2 weeks plus one additional week for each full year of service. You will not be eligible for severance pay in the event you are terminated “For Cause”. “For Cause includes any violation of our company policy gross negligence, willful neglect and fraud.

This offer is contingent based upon the successful completion of all pre-employment processes which include a background check and may include a physical evaluation and urinary drug screen. Your employment is an at-will basis for an indefinite term. Either you or the Company may discontinue your employment at any time, for any reason with or without cause and with or without notice.

We are very enthusiastic and are excited about the opportunities JRJR has to offer. Once you have had an opportunity to review this information, if there are any questions, please do not hesitate to contact me at 740-828-4012. Upon acceptance of your offer, we ask you sign and return to Sharon Boatwright, HR.

Sincerely,

Sharon Boatwright
Human Resources

I accept your offer as specified above:

/s/ Christopher Brooks                          3/24/16
Name                                    Date